                                                                   Exhibit 10.4

                                   TERM SHEET

                             Proposed investment in
                       HEALTH BENEFITS DIRECT CORPORATION
                                November 16, 2005

         This letter contains the basic terms upon which certain  investors (the
"Investors")  acceptable to Keystone  Equities Group, Inc.  ("Keystone")  and/or
introduced by Warren V. Musser ("Musser",  and collectively  with Keystone,  the
"Investors'  Representatives")  propose to  negotiate an  acquisition  of equity interests  (the  "TRANSACTION")  in  Health  Benefits  Direct  Corporation  (the
"COMPANY"),  subject to the  completion  of  documentation  satisfactory  to the
Investors.

         1.  DESCRIPTION  OF  TRANSACTION.  The  Investors  propose  to  acquire
7,500,000  shares of a newly  issued  Common  Stock (the  "COMMON  STOCK") and a three-year  warrant to purchase  3,750,000 shares of common stock of the Company with a strike price of $1.50 per share (the  "Warrants") from the Company for an aggregate purchase price of $7,500,000.  Scott Frohman, Charles Eissa and Daniel
Brauser  (or  their  respective  affiliates)  are  the  initial  holders  of the
Company's capital stock (the "Initial Holders" or "Founders").  The Company will establish the employee  option pool before the Closing of the  Transaction.  The
Company will  increase the size of the offering up to $8,250,000 if requested by the Investors' Representatives.

         Post Acquisition Capitalization
         -------------------------------

                                        Shares          Primary   Fully Diluted
                                        ------          -------   -------------
   New Common Stock                     7,500,000       39.0%     26.7%
   Founder's Common                     7,500,000       39.0%     26.7%
   Other Common                           300,000       1.6%      1.1%
   Accrued Salaries &  Debt converted    1,300,000       6.8%      4.6%
   into Common Stock
   Warrants                             4,625,000                 16.4%
   Retained by stockholders of          2,650,000       13.8%     9.4%
                                                        ----
   publicly-traded company
   Employee &  Director Option Pool      4,250,000                 15.1%
                                        ---------                 ----
      Total Common Equivalents          26,875,000      100%      100%

         2. THE CLOSINGS;  PAYMENT OF PURCHASE PRICE; USE OF PROCEEDS. The first
Closing of the sale of shares equal to approximately $3,000,000 shall take place on or about November 23, 2005 (the "First Closing"). The purchase price for such shares will be paid in full at such  Closing.  The second  Closing of the shares equal to at least  $3,000,000 shall take place on or about December 5, 2005 (the
"Second  Closing" and,  together with the First Closing,  the  "Closings").  The purchase price for such shares will be paid in full at such Closing

         The  proceeds to the  Company  from this  transaction  will be used for future  acquisitions and strategic  partners  arrangements to be approved by the board of directors (see below) and working capital  purposes and not to make any payments to employees,  stockholders or other  affiliates of the Company outside of the ordinary course of business, except as provided herein.

         3. BOARD REPRESENTATION. Provided the Closings occur in accordance with the terms set forth herein,  the Board of Directors of the Company (the "Board")
will consist of seven (7)  directors,  each elected for a two (2) year term. The
Investors  and each of the  Founders  and any  significant  existing  holders of common  stock  (collectively,  the "Initial  Holders")  will agree to vote their shares to elect the Board as  follows:  three  (3)  directors  nominated  by the
Investors'  Representatives  (two of whom shall  initially be Alvin  Clemens and
John  Harrison),  three (3)  directors  nominated by the  Founders,  (whom shall initially  include Scott  Frohman and Charles  Eissa),  and one (1)  independent director (the "Independent  Director")  mutually  acceptable to the Founders and
Keystone, whom shall initially be Paul Soltoff. All unnamed directors shall have qualifications  that meet all necessary  NASDAQ or other exchange  requirements.
Each  committee  of the  Board  must  also  include  at least  one (1)  director nominated by the Investors' Representatives and the Independent Director.

         Alvin Clemens  shall serve as the Chairman of the Board.  Scott Frohman will continue to serve as CEO of the Company.

         Each non-employee board member shall receive a stock option for 250,000 shares of the Company's common stock with an exercise price equal to $1.00 which shall vest as follows:  100,000  shares upon grant;  75,000  shares on the first anniversary  of the  grant and the  remaining  75,000  shares  in  twelve  equal increments at the end of each  calendar  month  thereafter.  Alvin  Clemens,  as
Chairman  shall receive an additional  option grant equal to 250,000 shares with an exercise  price equal to $1.00 which shall vest as set forth  above.  Anthony
Verdi, as CFO, shall receive an option grant of 350,000 shares, which shall vest as follows:  100,000 upon grant,  125,000 on the first  anniversary of the grant and the remaining 125,000 in twelve equal increments at the end of each calendar month thereafter.

         In addition to the foregoing,  the Company previously granted 2,294,500 options to its existing  management and employees (the "Employee  Options"),  of which 1,600,000 were granted to the Company's founders,  Scott Frohman,  Charles
Eissa and Daniel  Brauser;  all the Employee  Options have an exercise  price of
$2.50 per share,  and vest over four year,  with 25% vesting on the November 30,
2006,  and the  remainder  vesting  in 36  equal  increments  at the end of each calendar month thereafter.

         Any other option  grants shall be submitted  the board of directors and subject to board approval following the Transaction.

         In the  event the  Second  Closing  does not occur or if the  amount of cumulative  gross  proceeds  raised at the First and Second Closing is less than
$6,000,000,  then the Initial  Holders  shall have the right to elect six (6) of the seven (7)  members of the Board of  Directors,  it being  agreed  that Alvin
Clemens shall remain on the board serving as its Chairman.

         The Company  shall obtain  Directors' &  Officers'  Insurance in amounts customary  for a Company  engaged in the insurance  industry  within thirty (30)
days of the Closing.

         4. VOTING. Each share of common stock shall have one vote per share.

         5.  ACCRUED  EXPENSES;  OUTSTANDING  DEBT DUE TO RELATED  PARTIES.  All
accrued  but unpaid  salary  expenses  recorded  on the books and records of the
Company as of the Closing date,  estimated to be $1,000,000,  shall be converted into shares of common stock at $1.00 per share. Of the outstanding  debt owed to any Initial  Holder or other related  party,  50% shall be paid out of the gross proceeds of the Offering and 50% shall be  converted  into common  shares of the
Company's stock at the Offering  price.  All such shares shall be subject to the
Lock Up Agreement described in paragraph 12 below.

         6. INTERIM CHIEF FINANCIAL  OFFICER.  The Company shall appoint Anthony
Verdi as Interim Chief Financial Officer prior to the Closing.

         7. HEADQUARTERS LOCATION. The Company's headquarters shall be relocated to the  Philadelphia  area,  or such  other  location  approved  by the board of directors.

         8. SUBSCRIPTION AGREEMENT. The subscription agreement and other related agreements  will  be  drafted  by  counsel  to  the  Company  and  will  contain representations,  warranties,  covenants  (including  information and inspection rights) and  indemnification  provisions  customary  in such  transactions.  The conditions precedent to Investor's  obligations under the Subscription Agreement and other documents will include completion of mutually acceptable documentation
(including a revised Private Placement Memorandum), completion of the Investor's due  diligence  on the  Company  and the  public  company  shell to  their  sole satisfaction, and no material adverse changes to the Company.

         9.  EXCLUSIVITY.  For a  period  of 45  days  from  the  date  of  your acceptance  of this letter,  the Company and the Initial  Holders (i) shall deal exclusively with Keystone and Musser in connection with the issue or sale of any
equity  or  debt   securities  or  assets  of  the  Company  or  any  merger  or consolidation involving the Company, (ii) shall not solicit, or engage others to solicit, offers for the purchase or acquisition of any equity or debt securities or assets  of the  Company  or for any  merger or  consolidation  involving  the
Company,  (iii)  shall  not  negotiate  with or  enter  into any  agreements  or understandings  with  respect  to any such  transaction  and (iv)  shall  inform
Keystone and Musser of any such solicitation or offer. The above exclusivity may be exempted on a  case-by-case  basis with prior written  approval from Keystone and  Musser.  In the event of a breach of this  provision  for any  reason,  the
Company shall pay $50,000 to Keystone and $50,000 to Musser.

         10. NO INCONSISTENT  ARRANGEMENTS.  The Company and the Initial Holders
represent and warrant that neither  Keystone  Equities nor Musser will not incur any liability in connection  with the  Transaction  to any third party with whom the  Company or the  Initial  Holders or any of their  representatives  have had discussions  regarding  any  other  transaction.  This  paragraph  survives  the termination of this letter.

         11. FEES. (A) Keystone, the Placement Agent, shall receive a commission paid by the Company equal to 4% of the gross proceeds raised in the Transaction.
Keystone  also  will  receive  warrants  equal to 5% of the  shares  sold in the
Transaction,  plus fees and  expenses  not to exceed  $15,000.  (B) Musser,  the finder,  shall  receive  a fee  paid by the  Company  equal  to 4% of the  gross proceeds raised in the Transaction in  consideration  of its introduction to the
Company of qualified investors. Musser also will receive warrants equal to 5% of the  shares  sold in the  Transaction,  plus  fees and  expenses  not to  exceed
$15,000.

         12. LOCK UP  AGREEMENTS.  Each  Initial  Holder  (and their  respective affiliates,  if applicable),  and any related party receiving shares in exchange for outstanding  debt,  shall enter into a lock up agreement which shall provide that no  such  holder  may  sell  any of his  Company  shares  until  the  first anniversary  of the  Closing,  and  thereafter  may only  sell up to 50% of such
Initial Holder's shares through the second anniversary of the Closing.

         13.  REGISTRATION   RIGHTS.  The  Company  shall  file  a  Registration
Statement within 90 days of the Closing relating to the common shares into which the New Preferred Stock and the warrants convert,  which Registration  Statement shall be declared effective within 180 days of the Closing.  If the Registration
Statement is not  effective  within 180 days of the Closing,  a 1.0% penalty per month will be  assessed  until the  Registration  Statement  is  effective.  The penalty will be payable monthly in cash.

                                    * * * * *

         Except for the provisions of numbered  paragraphs 9, 10 and 11 terms of this letter, which upon execution of this letter will be binding on the parties, this letter is not a binding agreement or an offer. This letter does not contain all material  terms upon which the parties  intend to agree and is only intended to  provide  a basis on which to begin to work on a final  agreement.  A binding commitment  will  only  be  made  pursuant  to  the  execution  of a  definitive subscription agreement, and other related agreements, mutually acceptable to the
Company and the Investors and only after all of the conditions  noted above have been satisfied and, other than as set forth in numbered paragraphs 9, 10 and 11, no past or future  action,  course of conduct or failure to act  relating to the
Transaction, or relating to the negotiation of, or the failure to negotiate, the terms of the Transaction  will give rise to any obligation or other liability on the part of either of us.

KEYSTONE EQUITIES GROUP, INC.

By: /s/ Richard A. Hansen                   /s/ Warren V. Musser
   ---------------------------------        ---------------------------------

Name:  RICHARD A. HANSEN                    WARREN V. MUSSER
     -------------------------------

         As  of  this  ___  day  of  November,   2005,  the  undersigned  hereby
acknowledges  that the terms of this  non-binding  proposal are  acceptable as a basis for  negotiating  an  investment  in the  Company and agrees to be legally bound by numbered paragraphs 9, 10 and 11 terms of this letter.

HEALTH BENEFITS DIRECT CORPORATION

By:/s/ Scott Frohman
   ---------------------------------
Name: Scott Frohman
     -------------------------------
Title: CEO
       -----------------------------

INITIAL HOLDERS:

/s/ Scott Frohman
--------------------------------
Name: Scott Frohman

/s/ Charles Eissa
--------------------------------
Name: Charles Eissa

/s/ Daniel Brauser
-------------------------------
Name: Daniel Brauser